Exhibit 99.1

Graham Corporation Reports Oil Refining and Power Markets Drive

Revenue and Earnings Growth in Second Quarter Fiscal 2012

•	Revenue expanded year over year to $33.6 million from $15.7 million in the prior year period, driven by oil refining and power markets

•	Operating margin expanded to 25%, up from 15% in the same period last year

•	Revenue guidance adjusted to range of $104 to $110 million for the full fiscal year from previous range of $95 million to $105 million; Gross margin expected to be between 32% to 33%

BATAVIA, NY, October 28, 2011 – Graham Corporation (NYSE Amex: GHM), a designer and manufacturer of critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear power plants, today reported its financial results for its second quarter and six-month period ended September 30, 2011. Graham’s current fiscal year ends March 31, 2012, and is referred to as “fiscal 2012.” Results include Energy Steel & Supply Company (“Energy Steel”), which was acquired by Graham on December 14, 2010. Energy Steel is a nuclear code-accredited fabrication and specialty machining company that manufactures heat exchangers, structural weldments and valve and pump replacement parts for the nuclear power generation industry.

Net sales in the second quarter of fiscal 2012 were $33.6 million, up from net sales of $15.7 million in the second quarter of the fiscal year ended March 31, 2011 (“fiscal 2011”). Organic sales increased $10.7 million, or 67.8%, to $26.4 million. Energy Steel contributed $7.2 million to net sales in fiscal 2012’s second quarter and represented approximately 40% of the growth in the quarter.

Net income was $5.5 million, or $0.55 per diluted share, in fiscal 2012’s second quarter compared with $1.6 million, or $0.16 per diluted share, in the same prior-year period.

Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “We had an exceptionally strong quarter as we advanced production on certain refining projects that had been in backlog for some time. Additionally, Energy Steel had a significant project for a nuclear power facility that involved replacing equipment originally supplied by Graham in production in the quarter. And, short-cycle sales were up 30% over the prior year as customers appear to be releasing funding for spare parts and smaller-sized projects.”

Expanded addressable markets and short-cycle orders drive quarter

International sales, which nearly doubled to $15.8 million compared with $8.2 million in the prior-year period, were driven by refining projects. International sales represented 47% of total sales in the second quarter of fiscal 2012 compared with 52% in the second quarter of fiscal 2011. Sales to the U.S. market more than doubled to $17.8 million in fiscal 2012’s second quarter compared with $7.5 million in the prior year period. Sales for Energy Steel, which are substantially all in the U.S, represented 70% of the increase in U.S. sales in the quarter.

In the second quarter of fiscal 2012, $12.2 million of Graham’s sales were to the refining industry, compared with $5.3 million of sales in the same period of the prior fiscal year, as certain large projects were in production and improving economic conditions supported increased maintenance activity in the U.S. market. Sales to the power market were 31% of total sales, or $10.3 million, up from $2.4 million in the second quarter of fiscal 2011. Energy Steel’s strong performance, resulting from a

- MORE -

Graham Corporation Reports Oil Refining and Power Markets Drive Revenue and Earnings Growth in Second Quarter Fiscal 2012

October 28, 2011

major project in production during the quarter, was the primary driver for growth in this market. Sales to other commercial and industrial applications also more than doubled to $7.0 million from $3.1 million in the prior-year period and was primarily due to revenue recognized for the U.S. Navy aircraft carrier nuclear propulsion program. Other commercial and industrial applications accounted for 21% of sales during the second quarter of fiscal 2012 compared with 19% in the prior fiscal year’s second quarter. The chemical/petrochemical market was down $1.0 million, or 19%, and comprised 12% of sales during the fiscal 2012 second quarter compared with 32% in the prior-year period.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter to quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing 12-month basis.

Strong margins reflect both the timing of specific work flow through production and operating leverage

Gross profit was $12.8 million, or 38.1% of sales, in the second quarter of fiscal 2012. Driving margin expansion was the timing of specific projects that were in production during the quarter, the effect of higher margin short-cycle sales, and the leverage gained on higher volumes in both operating facilities. Gross profit was $5.3 million, or 34.0% of sales, in the second quarter of fiscal 2011 and 32.8% in the trailing first quarter of fiscal 2012.

Selling, general and administrative (“SG&A”) expenses in the second quarter of fiscal 2012 were $4.3 million. Included in SG&A was $230 thousand for the additional liability recorded for the Energy Steel acquisition’s $2.0 million contingent earn-out as a result of the very high likelihood that Energy Steel will exceed its earnings performance goals for the calendar year. An initial liability of $1.5 million was recorded at the time of the acquisition. As a result of improved operating leverage from higher sales, SG&A was 12.9% of sales in fiscal 2012’s second quarter compared with 19.2% in the prior year’s second quarter.

Operating profit in the second quarter of fiscal 2012 was $8.4 million, up from $2.3 million in the prior-year’s second quarter. Operating margin was 25.0% in the reported period compared with 14.8% in the prior fiscal year’s second quarter reflecting the leverage gained on higher sales and the quality of the projects in production.

Mr. Jeffrey F. Glajch, Chief Financial Officer, commented, “We were able to gain significant leverage in the quarter because of the mix of projects in production. In addition, we outsourced approximately 25% of our non-core manufacturing activities. Outsourcing is a key component of our variable cost model, which we believe will enable us to expand at a more rapid rate in order to capture greater opportunity, without adding fixed costs, as our markets strengthen. Likewise, in the event of a market contraction, the variable cost operating model enables us to flex more readily in either direction.”

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $8.8 million, or 26.3% of sales, in the second quarter of fiscal 2012 compared with $2.6 million, or 16.7% of sales, in the same period of the prior fiscal year. Graham believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. Graham’s credit facility also contains ratios based on EBITDA. The attached tables provide a reconciliation of Net Income to EBITDA.

First Half Fiscal 2012 Review

Net sales for the first six months of fiscal 2012 were $58.6 million, double sales of $29.1 million in the first half of the prior year. Organic sales increased $18.5 million, or 63.5%, to $47.5 million while Energy Steel contributed $11.1 million to net sales in fiscal 2012’s first six months. Strong sales growth reflects the addition of Energy Steel, ongoing production of certain major refinery projects, the progress

- MORE -

Graham Corporation Reports Oil Refining and Power Markets Drive Revenue and Earnings Growth in Second Quarter Fiscal 2012

October 28, 2011

made on the U.S. Navy’s nuclear propulsion project, and the early stages of a recovery in the Company’s markets. International sales were 50% of sales during the first six months of fiscal 2012 compared with 55% in fiscal 2011’s first half. International sales grew to $29.6 million, an 85% increase over the prior-year period. U.S. sales were 50% of sales for the fiscal 2012 six-month period, compared with 45% in the fiscal 2011 six-month period. U.S. sales increased $16.0 million, of which Energy Steel contributed approximately 69%.

Sales in all industries grew measurably, except for the chemical/petrochemical market. Sales to the chemical/petrochemical market were negatively impacted primarily because of the timing of projects released.

Gross profit for the fiscal 2012 six-month period was $21.0 million, or 35.8% of sales, compared with $9.2 million, or 31.6% of sales, in the prior-year period. Such expansion reflects the quality of the projects that were in production during the quarter as well as operating leverage gained in both operating facilities because of higher volume.

SG&A expenses increased to $8.0 million in the fiscal 2012 six-month period compared with $5.6 million in the first six months of fiscal 2011. Higher SG&A was the result of investments in personnel to execute on Graham’s diversification strategy and the addition of Energy Steel. As a percentage of sales, SG&A was 14% in the first half of fiscal 2012 compared with 19% in the same period the prior year. The improvement on a percentage basis reflects the operating leverage gained as sales increase at a greater rate than required spending.

Net income in the first six months of fiscal 2012 was $8.5 million, or $0.85 per diluted share, compared with net income of $2.4 million, or $0.24 per diluted share, in the same six-month period of fiscal 2011.

Strong balance sheet with excellent financial flexibility for acquisition strategy

Net cash used in operating activities in the second quarter of fiscal 2012 was $2.0 million compared with $0.6 million in cash provided by operations in the prior year’s second quarter and $1.6 million used in the trailing first quarter of fiscal 2012. The increase in cash used in the second quarter was primarily related to timing associated with accounts receivable and accounts payable.

Cash, cash equivalents and investments at September 30, 2011 were $37.7 million compared with $43.1 million at March 31, 2011 and $41.1 million at June 30, 2011. The decline was primarily associated to the timing of working capital requirements. Graham expects to generate cash in fiscal 2012, with cash usage in the first half replaced with cash generation in the second half.

Capital expenditures were $1.2 million in the second quarter of fiscal 2012, compared with $164 thousand in the second quarter of fiscal 2011. Higher capital expenditures during fiscal 2012, which are expected to be approximately $3.0 million to $3.5 million and up from Graham’s historic annual level of capital spending of $1.5 to $2.0 million, are related to capital equipment requirements associated with the large U.S. Navy program order, machinery and equipment to enhance productivity and other facility improvements.

Graham has a credit facility that provides a $25 million revolving credit line, expandable to up to $50 million. Graham had no borrowings outstanding under the credit facility at the end of the second quarter, excluding $15.4 million in outstanding letters of credit.

Softer second half anticipated due to mix in backlog; Continued expectations that recovery impact may be realized in Fiscal 2013 and beyond

Orders during the second quarter of fiscal 2012 were $23.5 million, up from $10.5 million in the second quarter of fiscal 2011. Excluding Energy Steel, organic orders were up 83%, or $8.7 million. Approximately 18% of the total order value, or $4.3 million, in the second quarter of fiscal 2012 was won by Energy Steel. Increases in orders came primarily from the chemical/petrochemical market,

- MORE -

Graham Corporation Reports Oil Refining and Power Markets Drive Revenue and Earnings Growth in Second Quarter Fiscal 2012

October 28, 2011

which was up $9.1 million, and the power market, which increased $5.4 million. This more than offset a $3.1 million decline in orders from the refining industry.

Orders from U.S. customers represented 52%, or $12.3 million, of total orders during the second quarter of fiscal 2012. Graham expects that orders will continue to be variable between quarters, but in the long run relatively balanced between domestic and international markets given both the addition of Energy Steel and the growth in the Asian and Latin American markets,.

Graham’s backlog was $75.1 million at September 30, 2011 compared with $85.2 million at June 30, 2011 and $83.3 million at September 30, 2010. Included in backlog was $6.8 million associated with Energy Steel, which was down from $9.7 million at the end of June 2011. At September 30, 2011, approximately 40% of backlog was related to other industrial or commercial applications, which included the U.S. Navy carrier order. Also, 21% of projects in Graham’s backlog as of the end of the second quarter were for refinery projects, 18% for power projects, including nuclear, and 21% for chemical and petrochemical projects.

Approximately 80% to 85% of orders currently in backlog are expected to be converted to sales within the next 12 months, which remains lower than Graham’s typical conversion rate of approximately 85% to 90% over an upcoming 12-month period. The U.S. Navy project has a measurable impact on backlog and conversion. While a significant portion of the project is expected to convert in fiscal 2012, more than 50% of the order is expected to still be in backlog at the end of fiscal 2012.

Expectations adjusted based on first half performance and current backlog margin

Graham has adjusted its fiscal 2012 sales expectations to be in the range of $104 million to $110 million. Graham expects that Energy Steel’s sales will represent 16% to 20% of the full fiscal year’s total. Graham continues to expect that there will be greater revenue concentration in fiscal 2012 than in prior years. Specifically, the U.S. Navy project and a Middle East refinery project, which remain in production for the remainder of the fiscal year, are expected to account for approximately 25% of fiscal 2012 revenue.

Gross margin expectations for fiscal 2012 are now anticipated to be 32% to 33%, and reflect expected lower margins in the second half of fiscal 2012. Graham has reduced its expected SG&A expense for fiscal 2012 to be approximately 15% of sales compared with its prior expectation of $16.0 million to $17.0 million. The expected annual effective tax rate range for fiscal 2012 remains unchanged at 33% and 35%.

Mr. Lines noted, “We had an excellent first half of the year as a result of the pricing, mix and timing of certain projects we were able to have in production during this period. Both our organic business and Energy Steel benefitted from some major project work that customers allowed to move through production. This provided greater operating leverage as it improved workflow and efficiencies while eliminating the stops and starts often associated with the projects we are awarded. As noted last quarter, we expect that the changes in sales mix and pricing of projects flowing through our operations will cause margin compression in the second half of fiscal 2012. The average margin in backlog at the end of the quarter for the second half is lower than what we generated in the first half.

He concluded, “We have a great deal of confidence in the opportunities being presented in the markets we serve. We believe there are more projects of larger scale that Energy Steel can now pursue, and we are making excellent headway with the U.S. Navy’s nuclear propulsion program. Although there is uncertainty over the timing of ships being built, we continue to believe that this still presents great incremental opportunity for us for the long term. We also see many opportunities in the chemical/petrochemical market as low-cost natural gas creates a more competitive environment for processing in the U.S. In summary, we anticipate that the global opportunities that we believe we can realize have us on a track for long-term continued growth.”

- MORE -

Graham Corporation Reports Oil Refining and Power Markets Drive Revenue and Earnings Growth in Second Quarter Fiscal 2012

October 28, 2011

Webcast and Conference Call

Graham will host a conference call and live webcast today at 11:00 a.m. Eastern Time. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey F. Glajch, Vice President—Finance & Administration and Chief Financial Officer, will review Graham’s financial condition and operating results for the second quarter and first six months of fiscal 2012, as well as Graham’s strategy and outlook. Their review will be accompanied by a slide presentation which will be available on Graham’s Web site at www.graham-mfg.com. A question and answer session will follow the formal discussion.

Graham’s conference call can be accessed by dialing 1-201-689-8560. The webcast can be monitored on Graham’s Web site at www.graham-mfg.com.

To listen to the archived call, dial 1-858-384-5517, and enter conference ID number 380570. A telephonic replay will be available from 2:00 p.m. Eastern Time on the day of release through November 4, 2011. A transcript will also be available on Graham’s Web site, once available.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For 75 years, Graham has built a reputation for top quality, reliable products and high standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “appears,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to Graham’s acquisition of Energy Steel & Supply Co. (including but not limited to, the integration of the acquisition of Energy Steel, revenue, backlog and expected performance of Energy Steel, and expected expansion and growth opportunities within the domestic and international nuclear power generation markets), anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by

- MORE -

Graham Corporation Reports Oil Refining and Power Markets Drive Revenue and Earnings Growth in Second Quarter Fiscal 2012

October 28, 2011

law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey Glajch, Vice President—Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

- MORE -

Graham Corporation Reports Oil Refining and Power Markets Drive Revenue and Earnings Growth in Second Quarter Fiscal 2012

October 28, 2011

Graham Corporation Second Quarter Fiscal 2012

Condensed Consolidated Statements of Operations and Retained Earnings

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	September 30,		% Change	September 30,		% Change
	2011	2010		2011	2010
Net sales	$33,595	$15,723	113.7%	$58,607	$29,074	101.6%

Cost of products sold	20,795	10,376	100.4%	37,610	19,877	89.2%
Gross profit	12,800	5,347	139.4%	20,997	9,197	128.3%

Gross profit margin	38.1%	34.0%		35.8%	31.6%
Expenses and other income:
Selling, general and administrative	4,339	3,016	43.9%	7,990	5,580	43.2%
Amortization	57	3	1,800.0%	107	6	1,683.3%

Operating profit	8,404	2,328	261.0%	12,900	3,611	257.2%
Operating profit margin	25.0%	14.8%		22.0%	12.4%
Interest income	(15)	(18)	(16.7%)	(36)	(34)	5.9%
Interest expense	185	9	1,955.6%	205	16	1,181.3%

Income before income taxes	8,234	2,337	252.3%	12,731	3,629	250.8%
Provision for income taxes	2,766	780	254.6%	4,247	1,194	255.7%

Net income	$5,468	$1,557	251.2%	$8,484	$2,435	248.4%

Per share data
Basic
Net income	$0.55	$0.16	243.8%	$0.85	$0.25	240.0%

Diluted
Net income	$0.55	$0.16	243.8%	$0.85	$0.24	254.2%

Weighted average common shares outstanding:
Basic	9,968	9,937		9,954	9,929
Diluted	10,000	9,977		9,991	9,970

Dividends declared per share	$0.02	$0.02		$0.04	$0.04

- MORE -

Graham Corporation Reports Oil Refining and Power Markets Drive Revenue and Earnings Growth in Second Quarter Fiscal 2012

October 28, 2011

Graham Corporation Second Quarter Fiscal 2012

Condensed Consolidated Balance Sheets

(Amounts in thousands, except per share data)

(Unaudited)

	September 30, 2011	March 31, 2010
Assets
Current assets:
Cash and cash equivalents	$33,043	$19,565
Investments	4,700	23,518
Trade accounts receivable, net of allowances ($50 and $26 at September 30, and March 31, 2011, respectively)	18,130	8,681
Unbilled revenue	14,130	14,280
Inventories	6,609	8,257
Prepaid expenses and other current assets	828	826
Deferred income tax asset	2,010	2,015

Total current assets	79,450	77,142
Property, plant and equipment, net	12,757	11,705
Prepaid pension asset	7,096	6,680
Goodwill	6,914	6,914
Permits	10,300	10,300
Other intangible assets, net	5,057	5,218
Other assets	110	112

Total assets	$121,684	$118,071

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$64	$47
Accounts payable	6,335	9,948
Accrued compensation	5,073	4,580
Accrued expenses and other liabilities	3,371	3,448
Customer deposits	9,702	12,854
Income taxes payable	2,276	1,772

Total current liabilities	26,821	32,649

Capital lease obligations	267	116
Accrued compensation	271	259
Deferred income tax liability	9,158	8,969
Accrued pension liability	232	234
Accrued postretirement benefits	909	892
Other long-term liabilities	1,459	1,297

Total liabilities	39,117	44,416

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value -
Authorized, 500 shares
Common stock, $.10 par value -
Authorized, 25,500 shares
Issued, 10,253 and 10,216 shares at September 30 and March 31, 2011, respectively	1,025	1,022
Capital in excess of par value	16,883	16,322
Retained earnings	72,711	64,623
Accumulated other comprehensive loss	(4,830)	(5,012)
Treasury stock (339 and 350 shares at September 30 and March 31, 2010, respectively)	(3,222)	(3,300)

Total stockholders’ equity	82,567	73,655

Total liabilities and stockholders’ equity	$121,684	$118,071

- MORE -

Graham Corporation Reports Oil Refining and Power Markets Drive Revenue and Earnings Growth in Second Quarter Fiscal 2012

October 28, 2011

Graham Corporation Second Quarter Fiscal 2012

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Six Months Ended September 30,
	2011	2010
Operating activities:
Net income	$8,484	$2,435

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	935	582
Amortization of unrecognized prior service cost and actuarial losses	195	145
Discount accretion on investments	(4)	(32)
Stock-based compensation expense	320	184
Gain (loss) on disposal of property, plant and equipment	4	(10)
Deferred income taxes	174	156
(Increase) decrease in operating assets:
Accounts receivable	(9,384)	(1,847)
Unbilled revenue	149	(972)
Inventories	1,629	2,109
Prepaid expenses and other current and non-current assets	(62)	(259)
Prepaid pension asset	(416)	(388)
Increase (decrease) in operating liabilities:
Accounts payable	(3,727)	121
Accrued compensation, accrued expenses and other current and non-current liabilities	764	(864)
Customer deposits	(3,171)	(3,231)
Income taxes payable/receivable	504	(357)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	27	33

Net cash used by operating activities	(3,579)	(2,195)

Investing activities:
Purchase of property, plant and equipment	(1,494)	(689)
Proceeds from sale of property, plant and equipment	4	14
Purchase of investments	(14,398)	(114,888)
Redemption of investments at maturity	33,220	120,920

Net cash provided by investing activities	17,332	5,357

Financing activities:
Principal repayments on capital lease obligations	(38)	(33)
Issuance of common stock	66	104
Dividends paid	(396)	(396)
Purchase of treasury stock	(8)	(721)
Excess tax deduction on stock awards	72	52

Net cash used by financing activities	(304)	(994)

Effect of exchange rate changes on cash	29	42

Net increase in cash and cash equivalents	13,478	2,210
Cash and cash equivalents at beginning of year	19,565	4,530

Cash and cash equivalents at end of year	$33,043	$6,740

- MORE -

Graham Corporation Reports Oil Refining and Power Markets Drive Revenue and Earnings Growth in Second Quarter Fiscal 2012

October 28, 2011

Graham Corporation Second Quarter Fiscal 2012

EBITDA Reconciliation

(Unaudited)

Quarter Ended:	9/30/2011	9/30/2010	6/30/2011	6/30/2010
($ in millions)
Net Income	$5.47	$1.56	$3.02	$0.88
+ Interest Expense	$0.18	$0.01	$0.02	$0.01
+ Income Tax Provision	$2.77	$0.78	$1.48	$0.41
+ Depreciation & Amortization	$0.42	$0.29	$0.51	$0.29
EBITDA	$8.84	$2.64	$5.03	$1.59

Adjusted EBITDA is defined as consolidated net income before acquisition related expenses, interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management. Because Adjusted EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

- MORE -

Graham Corporation Reports Oil Refining and Power Markets Drive Revenue and Earnings Growth in Second Quarter Fiscal 2012

October 28, 2011

Graham Corporation Second Quarter Fiscal 2012

Additional Information

ORDER & BACKLOG TREND

(Amounts in millions)

	Q111 6/30/10	Q211 9/30/10	Q311 12/31/10	Q411 3/31/11	FY2011 3/31/11	Q112 6/30/11	Q212 9/30/11
Orders	$8.1	$10.5	$17.8	$26.8	$63.2	$19.0	$23.5
Backlog	$89.1	$83.3	$90.5	$91.1	$91.1	$85.2	$75.1

SALES BY INDUSTRY FY 2012

(Amounts in millions)

FY 2012	Q1 6/30/11	% of Total	Q2 9/30/11	% of Total	YTD 9/30/11	% of Total
Refining	$12.0	48%	$12.2	36%	$24.2	41%
Power	$5.6	23%	$10.3	31%	$15.9	28%
Chemical/ Petrochemical	$3.1	12%	$4.1	12%	$7.2	12%
Other Commercial and Industrial	$4.3	17%	$7.0	21%	$11.3	19%

Total	$25.0		$33.6		$58.6

SALES BY INDUSTRY FY 2011

(Amounts in millions)

FY 2011	Q1 6/30/10	% of Total	Q2 9/30/10	% of Total	Q3 12/31/10	% of Total	Q4 3/31/11	% of Total	FY2011 3/31/11	% of Total
Refining	$3.3	25%	$5.3	34%	$7.6	40%	$9.8	38%	$26.0	35%
Power	$1.1	8%	$2.4	15%	$4.5	23%	$8.3	32%	$16.3	22%
Chemical/ Petrochem	$5.3	39%	$5.0	32%	$3.2	17%	$2.8	11%	$16.3	22%
Other Commercial and Industrial	$3.7	28%	$3.0	19%	$3.9	20%	$5.0	19%	$15.6	21%

Total	$13.4		$15.7		$19.2		$25.9		$74.2

- MORE -

Graham Corporation Reports Oil Refining and Power Markets Drive Revenue and Earnings Growth in Second Quarter Fiscal 2012

October 28, 2011

Graham Corporation Second Quarter Fiscal 2012

Additional Information

(Continued)

SALES BY REGION FY 2012

(in millions)

FY 2012	Q1 6/30/11	% of Total	Q2 9/30/11	% of Total	YTD 9/30/11	% of Total
United States	$11.2	45%	$17.8	53%	$29.0	50%
Middle East	$6.6	26%	$5.2	16%	$11.8	20%
Asia	$2.9	12%	$6.5	19%	$9.4	16%
Other	$4.3	17%	$4.1	12%	$8.4	14%

Total	$25.0		$33.6		$58.6

SALES BY REGION FY 2011

(in millions)

FY 2011	Q1 6/30/10	% of Total	Q2 9/30/10	% of Total	Q3 12/31/10	% of Total	Q4 3/31/11	% of Total	FY2011 3/31/11	% of Total
United States	$5.5	41%	$7.5	48%	$6.9	36%	$13.5	52%	$33.4	45%
Middle East	$0.8	6%	$1.6	10%	$4.3	22%	$5.2	20%	$11.9	16%
Asia	$4.5	34%	$3.5	22%	$4.7	25%	$3.4	13%	$16.1	22%
Other	$2.6	19%	$3.1	20%	$3.3	17%	$3.8	15%	$12.8	17%

Total	$13.4		$15.7		$19.2		$25.9		$74.2

- END -